Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2015 (except for Note 15, as to which the date is July 6, 2015), relating to the consolidated financial statements of Ooma, Inc. and its subsidiary (the “Company”), appearing in the Prospectus dated July 16, 2015 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Company’s Registration Statement No. 333-204975 on Form S-1, as amended.

/s/ Deloitte & Touche LLP

San Jose, California

July 17, 2015